Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

CubeSmart:

We consent to the use of our reports dated February 19, 2016, with respect to the consolidated balance sheets of CubeSmart as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated February 19, 2016 refer to a change in the method of reporting discontinued operations in 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 1, 2016